Exhibit 10.18

FORM OF EQUITY CONTRIBUTION AGREEMENT

EQUITY CONTRIBUTION AGREEMENT, dated as of October 21, 2007 (this “Agreement”), between Chill Holdings, Inc., a Delaware corporation (“Parent”) and [            ], an individual (the “Rollover Investor”).

WHEREAS, Parent has entered into an Agreement and Plan of Merger, dated as of October 21, 2007 (as may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement), with Chill Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Goodman Global, Inc., a Delaware corporation (the “Company”) pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation, all upon the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, the Rollover Investor desires to contribute certain shares of common stock, $.01 par value per share, of the Company (“Company Stock”) to Parent in exchange for the issuance to the Rollover Investor of an amount of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) as determined in accordance with this Agreement, and in connection and concurrently with the Rollover Investor’s contribution, Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P. (collectively, “H&F”) will invest the amounts contemplated by the Merger Agreement in exchange for shares of Parent Common Stock; and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the contributions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I	CONTRIBUTION

1.1. Contribution. Subject to Section 1.3 and 1.4, at the Contribution Closing (as defined below), upon the terms and subject to the conditions of this Agreement, the Rollover Investor hereby agrees to transfer, contribute and deliver to Parent the number of shares of Company Stock (the “Contributed Shares”) with a value equal to $[—] (the “Contributed Amount”). In consideration for the Contributed Shares and the performance by the Rollover Investor of its obligations under Section 1.5 below, Parent hereby agrees to issue at the Closing to the Rollover Investor the Rollover Shares. Notwithstanding the foregoing, the Contributed Shares shall not include any shares of Company Stock held in a trust on the date hereof.

1.2. Certain Definitions. The following terms have the following meanings when used in this Agreement:

(a) “Rollover Shares” means the number of shares, rounded to the nearest whole number to avoid the issuance of a fractional share, of Parent Common Stock equal to (i) the Contributed Amount divided by (ii) the Rollover Price.

(b) “Rollover Price” means an amount equal to the price for each share of Parent Common Stock to be issued to H&F in respect of the capital contributions to be made by H&F in connection and concurrently with the Contribution Closing and the Merger.

1.3. After Tax Investment Election. Within fifteen (15) days after the date hereof, the Rollover Investor may, by written notice to the Company, elect, in lieu of contributing the Contributed Shares in exchange for the Rollover Shares as described in Section 1.1, to purchase for cash at the Closing, a number of shares of Parent Common Stock with an aggregate value (based upon the Rollover Price) equal to 90% of the Contributed Amount. In such event, the shares of Parent Common stock so purchased will be referred to herein as the Rollover Shares.

1.4. Rollover Options. Notwithstanding Section 1.1, in the event the Rollover Investor does not make the election described in Section 1.3 and the Rollover Investor does not own Contributed Shares immediately prior to Closing with an aggregate value at least equal to the Contributed Amount, then the Rollover Investor shall contribute all of the Contributed Shares as described in Section 1.1 and shall also, as of the Closing, rollover and exchange (and the Rollover Investor shall not exercise prior to the Closing) options to acquire Company Stock held by the Rollover Investor immediately prior to the Closing (“Existing Options”) with an Intrinsic Value equal to the Deficiency Amount for vested options to acquire Parent Common Stock (“Rollover Options”), which shall be assumed by Parent, with the same Intrinsic Value, in lieu of receiving any cash payments in respect of such rolled over and exchanged Existing Options pursuant to the Merger Agreement. Such rollover and exchange shall be effected in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Any such rollover and exchange of Existing Options shall be effected by exchanging those Existing Options with lowest exercise prices on a priority allocation basis; provided that within fifteen (15) days of the date hereof, to the extent that the Rollover Investor is using Existing Options to satisfy the Deficiency Amount, a schedule setting forth such Existing Options shall be attached hereto.

(a) “Deficiency Amount” shall mean the excess of the Contributed Amount over the aggregate value (based on the Rollover Price) of the Contributed Shares actually contributed by the Rollover Investor pursuant to Section 1.1.

(b) “Intrinsic Value” shall mean, (i) with respect to the Existing Options, the excess of the value of the shares of Company Stock subject to the Existing Options as of the Closing Date (based upon the Rollover Price) over the exercise price of the Existing Options and (ii) with respect to the Rollover Options, the excess of the value of the shares of Parent Common Stock subject to the Rollover Options as of the Closing Date (based upon the Rollover Price) over the exercise price of the Rollover Options.

In the event Section 1.4 becomes applicable, for purposes of calculating the Rollover Shares pursuant to Section 1.2(a), the Contributed Amount shall be deemed to be reduced by the Deficiency Amount.

1.5. Delivery of Contributed Shares and Certificates. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.6 of this Agreement, the closing of the transactions contemplated hereby (the “Contribution Closing”) will take place immediately prior to the Closing; provided that the rollover, exchange and assumption of any Existing Options shall take place at Closing . At the Contribution Closing, Parent will issue the Rollover Investor the Parent Common Stock (and, if applicable, Rollover Options), against (i) the transfer and contribution to Parent of the Contributed Shares (including the delivery of certificates evidencing the applicable number of shares of Company Stock with respect to the Rollover Investor, duly endorsed to Parent), free and clear of any mortgage, pledge, security interest, claim, encumbrance, hypothecation, transfer restriction, lien or charge of any kind (each, a “Lien”), which shall represent payment in full for the Contributed Shares (and of the Existing Options described in Section 1.4, if applicable) and (ii) a duly executed copy of the Management Stockholders Agreement having terms consistent with the term sheet set forth in Exhibit A hereto and such other terms as Parent reasonably requests (the “Stockholder Agreement”). On the date of the Closing, Parent shall deliver (i) certificates evidencing the Parent Common Stock issued at the Contribution Closing (and, if applicable, the Rollover Options) and (ii) a copy of the Rollover Investor Stockholders Agreement duly executed by the parties thereto other than the Rollover Investor. Immediately after receipt by Parent of the Contributed Shares and prior to the Effective Time, Parent shall contribute such Contributed Shares to Merger Sub, and the Contributed Shares shall be cancelled pursuant to Section 2.1 of the Merger Agreement.

1.6. Conditions to the Obligations of the Parties Hereunder; Failure of the Merger to Occur. The obligations of the Rollover Investor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Parent, Merger Sub and/or the Company, as applicable, of all of the conditions to the consummation of the Merger. Upon the satisfaction or waiver of such conditions, the Contribution Closing will occur immediately prior to the Closing. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then the Rollover Investor shall return to Parent the Parent Common Stock, and Parent shall return to the Rollover Investor the Contributed Shares and the Stockholder Agreement shall immediately be terminated by the parties thereto.

1.7. Termination. This Agreement shall automatically terminate if, at any time prior to the Contribution Closing, the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 1.7, this Agreement shall forthwith become wholly void and of no further force or effect (except Section 3.3 and Article IV) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such Section 3.3 and Article IV. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

1.8. Legends. Each outstanding certificate representing Parent Common Stock shall bear the legends required by the Stockholder Agreement.

II	REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of Parent. Parent represents and warrants to the Rollover Investor as follows:

(a) Parent is a corporation, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and the agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder, and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery thereof by the Rollover Investor, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b) The execution, delivery and performance by Parent of this Agreement and the agreements contemplated hereby and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Parent or its properties or assets; (ii) violate the provisions of the governing documents of Parent, as amended to date; or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Parent or its properties or assets.

(c) The Parent Common Stock, when issued and delivered to the Rollover Investor in accordance with the terms hereof and upon receipt of the consideration required to be paid hereunder, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Lien, except as may be otherwise set forth in this Agreement and the Stockholder Agreement and required by the Securities Act of 1933 (the “Securities Act”) and state securities laws.

2.2. Representations and Warranties of the Rollover Investor. In addition, the Rollover Investor represents and warrants to Parent that:

(a) The Rollover Investor is competent to, and has sufficient capacity to, execute and deliver this Agreement and the agreements contemplated hereby and to perform the Rollover Investor’s obligations hereunder and thereunder. This Agreement has been, and at the Contribution Closing the Stockholder Agreement will be, duly executed and delivered by the Rollover Investor and, assuming the due authorization, execution and delivery of this Agreement or the Stockholder Agreement, as applicable, by Parent and the other parties thereto, as applicable, this Agreement constitutes and the Stockholder Agreement will constitute the valid and binding obligation of the Rollover Investor, enforceable against the Rollover Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by the Rollover Investor of this Agreement and the agreements contemplated hereby and the consummation by the Rollover Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to the Rollover Investor or his properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Rollover Investor or his properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any contract, agreement or instrument to which the Rollover Investor is a party or by which the Rollover Investor or his properties or assets are bound.

(c) As of the date hereof and on the date of the Contribution Closing, the Rollover Investor holds of record and owns beneficially the Contributed Shares, free and clear of all Liens. On the date of the Contribution Closing, the Rollover Investor will not be a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require, or restrict or impair the ability of, the Rollover Investor to sell, transfer, or otherwise dispose of any capital stock of the Company. Upon contribution of the Contributed Shares at the Contribution Closing, Parent will hold of record and beneficially own the Rollover Shares, free and clear of all Liens.

(d) The Rollover Investor is not married as of the date hereof and on the date of the Contribution Closing, or, if the Rollover Investor is married on either such date, the spouse of such Rollover Investor has executed and delivered to Parent the Spousal Consent in the form attached hereto as Exhibit B.

(e) Parent Common Stock Unregistered. The Rollover Investor acknowledges and represents that the Rollover Investor has been advised by Parent that:

(i) the offer and sale of the Parent Common Stock have not been registered under the Securities Act;

(ii) the Parent Common Stock must be held indefinitely and the Rollover Investor must continue to bear the economic risk of the investment in the Parent Common Stock unless the offer and sale of such Parent Common Stock are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(iii) there is no established market for the Parent Common Stock and it is not anticipated that there will be any public market for the Parent Common Stock in the foreseeable future; and

(iv) a notation shall be made in the appropriate records of Parent indicating that the Parent Common Stock are subject to restrictions on transfer and, if Parent should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Parent Common Stock.

(f) Additional Investment Representations. The Rollover Investor represents and warrants that:

(i) the Rollover Investor’s financial situation is such that the Rollover Investor can afford to bear the economic risk of holding the Parent Common Stock for an indefinite period of time, has adequate means for providing for the Rollover Investor’s current needs and personal contingencies, and can afford to suffer a complete loss of the Rollover Investor’s investment in the Parent Common Stock;

(ii) the Rollover Investor’s knowledge and experience in financial and business matters are such that the Rollover Investor is capable of evaluating the merits and risks of the investment in the Parent Common Stock;

(iii) the Rollover Investor understands that the Parent Common Stock is a speculative investment which involves a high degree of risk of loss of the Rollover Investor’s investment therein, there are substantial restrictions on the transferability of the Parent Common Stock and, on the date of the Contribution Closing and for an indefinite period following such date, there will be no public market for the Parent Common Stock and, accordingly, it may not be possible for the Rollover Investor to liquidate the Rollover Investor’s investment in case of emergency, if at all;

(iv) the Rollover Investor has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent and its representatives concerning Parent and its subsidiaries, the Merger, Parent’s organizational documents and the terms and conditions of the purchase of the Parent Common Stock and to obtain any additional information which the Rollover Investor deems necessary; and

(v) the Rollover Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

III	OTHER COVENANTS

3.1. Merger Agreement. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to determining whether the conditions set forth in the Merger Agreement have been satisfied or waived by the appropriate parties thereto. The Rollover

Investor acknowledges and agrees that neither Parent nor any of its officers, directors or affiliates will have any liability or obligation to the Rollover Investor resulting from or arising out of any termination of the Merger Agreement or any failure to complete the Merger or any breach of the Merger Agreement by Parent, Merger Sub or any other party thereto.

3.2. Agreement to Cooperate; Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

3.3. Fees and Expenses. The costs incurred by any party hereto in preparing this Agreement and in pursuing and negotiating the transactions (including all attorneys’ fees and costs relating thereto) will be paid by the party incurring such expenses.

3.4. Tax Treatment. Parent, H&F and the Rollover Investor agree that, for U.S. federal income tax purposes, the contribution of Company Stock by the Rollover Investor, the cash contribution by H&F and the receipt of Parent Common Stock by each of the Rollover Investor and H&F in respect of their respective contributions is intended to constitute a tax-free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and none of such Persons shall take any contrary position.

IV	MISCELLANEOUS

4.1. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by e-mail, telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the U.S. mail, postage prepaid, or, in the case of telecopy or e-mail notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Parent or the Rollover Investor, as applicable, or to such other address as may be hereafter notified by the parties hereto:

(a) If to Parent, to it at the following address:

Chill Holdings, Inc.

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Attention: Arrie Park, Esq.

Tel: (415) 788-5111

Fax: (415) 788-0176

with a copy to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention:	Richard Capelouto, Esq.
Kirsten Jensen, Esq.

Tel: (650) 251-5060

Fax: (650) 251-5002

(b) If to the Rollover Investor, to the address for notice set forth on the signature page hereof:

4.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state. Each of the parties by its execution hereof hereby (i) irrevocably submits to the jurisdiction of the federal and state courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other agreement contemplated hereby or relating to the subject matter hereof or thereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that any right or remedy relating to this Agreement or any other agreement contemplated hereby, or the subject matter hereof or thereof, may not be enforced in or by such court. Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.1 hereof is reasonably calculated to give actual notice.

4.3. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

4.4. Successors and Assigns. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

4.5. Limitation on Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Any assignment or delegation in derogation of this provision shall be null and void.

4.6. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.7. Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

4.8. Survival. The representations and warranties contained herein will survive the Contribution Closing.

4.9. Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Parent and the Rollover Investor. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the Party charged therewith.

4.10. Integration. This Agreement, the Stockholder Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

4.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

4.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHILL HOLDINGS, INC.

By:
Name:
Title:

ROLLOVER INVESTOR:

Name:

Address:

Exhibit B

Spousal Consent

In consideration of the execution of the foregoing Equity Contribution Agreement between Chill Holdings, Inc., a Delaware corporation and [            ] (the “Rollover Investor”), I                                         , the spouse of the Rollover Investor, do hereby join with my spouse in executing the foregoing Equity Contribution Agreement and do hereby agree to be bound by all of the terms and provisions thereof in lieu of all other interests I may have in the Rollover Shares (as defined in the Equity Contribution Agreement) subject thereto, whether the interest may be community property or otherwise.

Dated as of October     , 2007

Name: